CarrAmerica Realty Corporation

For the quarter ended June 30, 2004

Supplemental Quarterly Call Reconciliations—Exhibit 99.3

Debt Plus Preferred Stock to Market Capitalization Percentage Calculation

(In thousands except ratio)
Market value of common equity	$1,805,154
Preferred equity	201,250
Total Debt (less discount/swap)	1,864,167

Total Market Capitalization	$3,870,571

Preferred equity	$201,250
Total Debt (less discount/swap)	1,864,167

Debt plus Preferred Stock	$2,065,417

Debt plus Preferred to Market Capitalization	53.4%

Funds Available for Distribution Coverage

(In thousands except ratios)	Three Months Ended 6/30/2004	Six Months Ended 6/30/2004
Net income	$14,007	$29,237
Adjustments: Minority interest	2,139	4,165
FFO allocable to the minority Unitholders	(3,502)	(7,060)
Depreciation and amortization—REIT properties	29,225	58,582
Depreciation and amortization—Equity properties	4,018	7,500
Depreciation and amortization—Discontinued operations	2,273	4,672
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(267)	(540)
(Gain) loss on sale of properties	48	(8)

FFO as defined by NAREIT	47,941	96,548
Less: Preferred dividends, dividends on unvested restricted stock	(3,782)	(7,563)

FFO attributable to common shareholders	44,159	88,985
FFO allocable to the minority Unitholders	3,502	7,060

Diluted FFO available to common shareholders(1)	$47,661	$96,045

Less: Lease commissions	(4,690)	(6,966)
Tenant improvements	(13,667)	(23,707)
Building capital additions	(2,348)	(3,756)
Straight line rent	(801)	(3,037)

Funds available for distribution to common shareholders(2)	$26,155	$58,579

OP unit distributions	$(2,724)	$(5,581)
Common dividends	(27,177)	(53,793)

Total Dividends and distributions	$(29,901)	$(59,374)

Funds Available for Distribution Coverage	0.9	1.0

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

Funds available for distribution (“FAD”) is used as measures of operating performance for real estate companies. We provide FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FAD is a widely used measure of operating performance for equity REITs, it does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, FAD does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

We believe that FAD is helpful to investors as a measure of our performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes that FAD provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. Our FAD may not be comparable to FAD reported by other REITs. They may include or exclude items which we include or exclude from FAD.

Projected Funds Available for Distribution Coverage 2004

(In millions except ratios)	Forecast 2004
Net income	$ 69 - 75
Adjustments: Minority interest	8
FFO allocable to the minority Unitholders	(14)
Depreciation and amortization—REIT properties	129
Depreciation and amortization—Equity properties	15
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(1)
(Gain) loss on sale of properties	(19)

FFO as defined by NAREIT	187 - 193
Less: Preferred dividends, dividends on unvested restricted stock	(15)

FFO attributable to common shareholders	172 - 178
FFO allocable to the minority Unitholders	14

Diluted FFO available to common shareholders(1)	$ 186 -192

Less: Lease commissions/Tenant improvements	64 - 74
Building capital additions	11 - 13
Straight line rent	5 - 7

Funds available for distribution to common shareholders(2)	$92 - 112

Dividends and distributions	$ 118 - 121

Funds Available for Distribution Coverage	.75x - .95x

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.